Exhibit 99.1
Morgans Hotel Group Co.
Unaudited Pro Forma Financial Information
The accompanying Unaudited Pro Forma Consolidated Financial Statements are presented to reflect that on May 3, 2011, Mondrian Holdings LLC (“Mondrian Holdings”), a subsidiary of Morgans Hotel Group Co. (the “Company”), completed the sale of Mondrian Los Angeles for $137.0 million to Wolverines Owner LLC, an affiliate of Pebblebrook Hotel Trust, pursuant to a purchase and sale agreement entered into on April 22, 2011. The parties have agreed that the Company will continue to operate the hotel under a 20-year management agreement with one 10-year extension option.
The Unaudited Pro Forma Consolidated Financial Statements include adjustments to reflect the effects of the sale of Mondrian Los Angeles and the repayment of mortgage debt on the sold property. The Unaudited Pro Forma Consolidated Statement of Operations for the fiscal year ended December 31, 2010 is presented as if the sale was completed as of January 1, 2010 and the Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2010 is presented as if the sale was consummated at December 31, 2010. The accompanying Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the Company’s historical consolidated financial statements and related notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in the Company’s Annual Report on form 10-K for the year ended December 31, 2010.
Pro forma information is intended to provide investors with information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements, illustrating the scope of the change in the historical financial position and results of operations. The adjustments made to historical financial information give effect to events that are directly attributable to the sale, are factually supportable, and expected to have a continuing impact. The Unaudited Pro Forma Consolidated Financial Statements are prepared in accordance with Article 11 of Regulation S-X.
The Unaudited Pro Forma Consolidated Financial Statements set forth below are not fact and there can be no assurance that our actual results will not differ significantly from those set forth below or that the impact of the sale will not differ significantly from those presented below. Accordingly, the Unaudited Pro Forma Consolidated Financial Statements are presented for illustrative purposes only and do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the sale occurred on the dates indicated, nor are they indicative of our future financial position or results of operations. Readers are cautioned not to place undue reliance on such information and the Company makes no representations regarding the information set forth below or its ultimate performance compared to it.

Morgans Hotel Group Co.
Unaudited Pro Forma Consolidated Balance Sheet
(in thousands, except per share data)

	Historical as of	Pro Forma		Pro Forma as of
	December 31, 2010	Adjustments		December 31, 2010
ASSETS
Property and equipment, net	$459,591	$(70,716	) A	$388,875
Goodwill	73,698	(9,842	) A	63,856
Investments in and advances to unconsolidated subsidiaries	20,450	31	A	20,481
Investment in property held for non-sale disposition	9,775	—		9,775
Cash and cash equivalents	5,250	37,226	C	42,476
Restricted cash	28,783	(9,202	) B	19,581
Accounts receivable, net	8,088	(650	) A	7,438
Related party receivables	3,834	—		3,834
Prepaid expenses and other assets	10,090	(812	) A	9,278
Deferred tax asset, net	80,144	—	D	80,144
Other, net	15,073	(1,286	) A	13,787

TOTAL ASSETS	$714,776	$(55,251)		$659,525

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Debt and capital lease obligations	$662,275	$(103,496	) B	$558,779
Mortgage debt of property held for non-sale disposition	10,500	—		10,500
Accounts payable and accrued liabilities	27,269	(1,746	) A	25,523
Accounts payable and accrued liabilities of property held for non-sale disposition	1,162	—		1,162
Distributions and losses in excess of investment in unconsolidated joint ventures	1,509	—		1,509
Deferred gain on sale of Mondrian Los Angeles	—	53,242	E	53,242
Other liabilities	13,866	—		13,866

Total Liabilities	716,581	(52,000)		664,581

Commitments and contingencies

Preferred securities, $.01 par value; liquidation preference $1,000 per share, 75,000 shares authorized and issued at December 31, 2010	51,118	—		51,118
Common stock, $.01 par value; 200,000,000 shares authorized; 36,277,495 shares issued at December 31, 2010	363	—		363
Additional paid-in capital	297,554	—		297,554
Treasury stock, at cost, 5,985,045 shares of common stock at December 31, 2010	(92,688)	—		(92,688)
Accumulated comprehensive loss	(3,194)	—		(3,194)
Accumulated deficit	(265,874)	(3,220	) E	(269,094)

Total Morgans Hotel Group Co. stockholders’ deficit	(12,721)	(3,220)		(15,941)
Noncontrolling interest	10,916	(31	) A	10,885

Total deficit	(1,805)	(3,251)		(5,056)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$714,776	$(55,251)		$659,525

See accompanying notes to these unaudited pro forma consolidated financial statements.

Morgans Hotel Group Co.
Notes to Unaudited Pro Forma Consolidated Balance Sheet
The Unaudited Pro Forma Consolidated Balance Sheet assumes the following occurred on December 31, 2010:
(A)    Reflects the disposition of Mondrian Los Angeles and the removal of the book value of the hotel property and equipment, goodwill allocated to the property, and other related assets and liabilities associated with the hotel as a result of the disposition. Also, reflects the assignment of the Company’s economic interest in 8440 LLC (“8440”) and Sunset Restaurant LLC (“Sunset” and, together with 8440, the “F&B Entities”), its subsidiaries associated with the hotel’s food and beverage operations, to the new owners.
(B)    Reflects the repayment of the outstanding mortgage debt on Mondrian Los Angeles with a portion of the proceeds received from the sale of the hotel and restricted cash held in escrow accounts related to the outstanding debt.
(C)    Reflects the cash proceeds from the sale of Mondrian Los Angeles, after the above mentioned working capital adjustments, repayment of the outstanding mortgage debt of $103.5 million, and estimated closing costs of $5.5 million, or 4.0%, of the $137.0 million sales price.
(D)    The Company expects to record a tax gain on the sale of Mondrian Los Angeles which will be offset by tax net operating loss carry forwards that the Company has recorded. The Company estimates that the tax gain will be approximately $86 million and that the projected tax savings will be approximately $36 million based on a corporate tax rate of approximately 41%. As a result, the balance of the deferred tax asset, net, will decrease in future periods after the close of the transaction.
(E)    Reflects the book value gain from the sale of Mondrian Los Angeles. The Company will continue to manage the hotel pursuant to a 20-year management contract. This gain will be amortized over the life of the management contract.

Morgans Hotel Group Co.
Unaudited Pro Forma Consolidated Statement of Operations
(in thousands, except per share data)

		Disposition of
		Mondrian Los
	Historical for the	Angeles —			Pro Forma for
	year ended	Operating		Amortization of	the year ended
	December 31,	Results and	Management	Deferred	December 31,
	2010	Debt (A)	Fees Earned (B)	Gain (C)	2010

Revenues:
Rooms	$139,268	$(15,862)	$—	$—	$123,406
Food and beverage	69,451	(13,632)	—	—	55,819
Other hotel operating	9,313	(2,233)	—	—	7,080

Total hotel revenues	218,032	(31,727)	—	—	186,305
Management fee — related party and other income	18,338	—	1,745	—	20,083

Total revenues	236,370	(31,727)	1,745	—	206,388

Operating Costs and Expenses:
Rooms	42,620	(4,046)	—	—	38,574
Food and beverage	58,227	(8,089)	—	—	50,138
Other departmental	5,304	(774)	—	—	4,530
Hotel selling, general and administrative	48,216	(6,924)	—	—	41,292
Property taxes, insurance and other	16,233	(2,046)	—	—	14,187

Total hotel operating expenses	170,600	(21,879)	—	—	148,721

Corporate expenses, including stock compensation of $10.9 million	34,538	—	—	—	34,538
Depreciation and amortization	32,158	(5,331)	—	—	26,827
Restructuring, development and disposal costs	3,916	(11)	—	—	3,905
Impairment loss on receivables from unconsolidated joint venture	5,549	—	—	—	5,549

Total operating costs and expenses	246,761	(27,221)	—	—	219,540

Operating (loss) income	(10,391)	(4,506)	1,745	—	(13,152)

Interest expense, net	41,346	(5,458)	—	—	35,888
Interest expense on property held for non-sale disposition	1,137	—	—	—	1,137
Equity in loss of unconsolidated joint ventures	16,203	—	—	—	16,203
Gain on sale of Mondrian Los Angeles	—	—	—	(2,662)	(2,662)
Other non-operating expenses (income)	33,076	(121)	—	—	32,955

(Loss) income before income tax expense	(102,153)	1,073	1,745	2,662	(96,673)

Income tax benefit	(1,335)	—	—	—	(1,335)

Net (loss) income from continuing operations	(100,818)	1,073	1,745	2,662	(95,338)

Income (loss) from discontinued operations, net of tax	17,170	—	—	—	17,170

Net (loss) income	(83,648)	1,073	1,745	2,662	(78,168)

Net loss (income) attributable to noncontrolling interest	2,239	(79)	—	—	2,160

Net (loss) income attributable to Morgans Hotel Group Co.	(81,409)	994	1,745	2,662	(76,008)

Preferred stock dividends and accretion	(8,554)	—	—	—	(8,554)

Net (loss) income attributable to common stockholders	$(89,963)	$994	$1,745	$2,662	$(84,562)

(Loss) Income per share:
Basic and diluted continuing operations	$(3.50)				$(3.33)
Basin and diluted discontinued operations	$0.56				$0.56
Basic and diluted attributable to common stockholders	$(2.94)				$(2.77)
Weighted average number of common shares outstanding:
Basic and diluted	30,563				30,563
See accompanying notes to these unaudited pro forma consolidated financial statements.

Morgans Hotel Group Co.
Notes to Unaudited Pro Forma Consolidated Statement of Operations
The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2010 assumes the following occurred on January 1, 2010:
(A)    Reflects the disposition of Mondrian Los Angeles and the transfer of the Company’s economic interests in the F&B Entities and reflects the necessary adjustments to remove the historical revenues and expenses of such operations, including depreciation and other costs. Also reflects the elimination of interest expense and amortization of deferred financing costs related to mortgage debt, which was paid off with a portion of the proceeds from the sale of the hotel and restricted cash held in escrow accounts related to the debt. Approximately $103.5 million of sales proceeds and restricted cash held in escrow accounts were used to repay this mortgage debt which bore interest at LIBOR (0.26% at December 31, 2010) plus 164 basis points.
(B)    Reflects the yearly management and chain fees that the Company earned managing the hotel calculated in accordance with the management agreement.
(C)    Reflects the amortization of the deferred book value gain that will be recognized over 20-years, the life of the management contract. The income represents a full year of amortization.